Exhibit 99.1

NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com

LITTELFUSE APPOINTS KRISTINA A. CERNIGLIA TO BOARD OF DIRECTORS

CHICAGO, December 10, 2018 – Littelfuse, Inc.(NASDAQ: LFUS), a global manufacturer of leading technologies in circuit protection, power control and sensing, announced the appointment of Kristina A. Cerniglia, Senior Vice President and Chief Financial Officer of Hillenbrand, Inc. (NYSE: HI), to the company’s board of directors, effective today.

“Kristina is a demonstrated public company leader with diverse financial and industry experience,” said Dave Heinzmann, Littelfuse Chief Executive Officer. “Her broad skills will enhance the Littelfuse Board and help shape the company’s growth strategy.”

“Kristina’s appointment will strengthen our board’s breadth of talent and background and we look forward to her insights and guidance in the years to come,” said Gordon Hunter, Littelfuse Chairman of the Board.

Cerniglia, 52, joined Hillenbrand, a global diversified industrial company with multiple market-leading brands, as Senior Vice President and Chief Financial Officer in 2014. Before joining Hillenbrand, she spent 17 years serving in a variety of leadership roles at Stanley Black & Decker, most recently as Vice President and Corporate Controller, and prior to that, spent 9 years at United Technologies Corporation in various financial roles. Cerniglia holds a Bachelor of Science in Finance from Bentley College.

About Littelfuse
Littelfuse (NASDAQ: LFUS) is a global manufacturer of leading technologies in circuit protection, power control and sensing. Sold in over 150 countries, our products are found in automotive and commercial vehicles, industrial applications, data and telecommunications, medical devices, consumer electronics and appliances. Our 12,000 worldwide associates partner with customers to design, manufacture and deliver innovative, high-quality solutions, for a safer, greener and increasingly connected world – everywhere, every day. Learn more at Littelfuse.com.

CONTACT: Trisha Tuntland
Head of Investor Relations
(773) 628-2163

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